                              DEWEY BALLANTINE LLP

                         1775 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D.C. 20006-4605
                        TEL 202 862-1000 FAX 202 862-1093

                                 October 11,2005

To the Addressees Listed on
Schedule I Attached Hereto

          Re: Long Beach Acceptance Auto Receivables Trust 2005-B Asset-Backed
              Notes

Ladies and Gentlemen:

          We have acted as tax counsel for Long Beach Acceptance Receivables
Corp., a Delaware corporation (the "Transferor"), Long Beach Acceptance
Receivables Corp. Warehouse I, a Delaware corporation ("LBARC-WI") and Long
Beach Acceptance Corp., a Delaware corporation ("LBAC"), in connection with the issuance by Long Beach Acceptance Auto Receivables Trust 2005-B (the "Trust") of
$59,500,000 3.970% Asset-Backed Notes, Class A-1 (the "Class A-1 Notes"),
$120,000,000 4.325% Asset-Backed Notes, Class A-2 (the "Class A-2 Notes"),
$63,500,000 4.406% Asset-Backed Notes, Class A-3 (the "Class A-3 Notes"),
$107,000,000 4.522% Asset-Backed Notes, Class A-4 (the "Class A-4 Notes" and
together with the Class A-1 Notes, the "Notes") which will be issued pursuant to an Indenture (the "Indenture") dated as of October 1, 2005 between the Trust and
JPMorgan Chase Bank, National Association (the "Indenture Trustee") and the
Class C Certificates and the Class R Certificate pursuant to a Trust Agreement dated as of September 21, 2005 between the Transferor and Wilmington Trust
Company, as owner trustee (the "Owner Trustee") as amended and restated as of
October 1, 2005 (as amended and restated, the "Trust Agreement"). Unless otherwise indicated, all capitalized terms used herein shall have the meanings assigned to such terms in Annex A to the Sale and Servicing Agreement dated as of October 1, 2005, among the Transferor, the Trust, LBAC and JPMorgan Chase
Bank, National Association as back-up servicer and trust collateral agent (the
"Sale and Servicing Agreement").

          As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Indenture and the exhibits attached thereto, the Trust Agreement and the exhibits attached thereto, the Sale and Servicing Agreement and the exhibits attached thereto, and such other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by LBAC and Greenwich Capital Markets, Inc, as representative of the Underwriters (in such capacity, the "Representative").

          We have examined the question of whether the Notes issued under the
Indenture will constitute indebtedness for federal income tax purposes. Our analysis is

  NEW YORK   WASHINGTON, D.C.   LOS ANGELES   EAST PALO ALTO  HOUSTON   AUSTIN
          LONDON  WARSAW   BUDAPEST   PRAGUE   FRANKFURT   MILAN   ROME

To the Addressees Listed on
Schedule I Attached Hereto
October 11,2005

based on the provisions of the Internal Revenue Code of 1986, as amended, the
Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal
Revenue Service (the "IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled.
The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

          (a) The Notes will be properly characterized as indebtedness because:
     (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii)
     the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes;

          (b) Assuming compliance with the terms of the Trust Agreement and related documents, the Trust will not be characterized as an association
     (or publicly traded partnership) taxable as a corporation; and

          (c) The statements in the Prospectus under the heading "Summary of
     Prospectus--Material Federal Income Tax Consequences," in the Prospectus
     Supplement under the heading "Summary--Material Federal Income Tax
     Consequences," and in the Prospectus and the Prospectus Supplement under the headings "Material Federal Income Tax Consequences," insofar as they purport to constitute a summary of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and subject to the exceptions, limitations and qualifications contained therein, constitute and accurate summary of the matters described therein in all material respects.

To the Addressees Listed on
Schedule I Attached Hereto
October 11, 2005

          We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party.

                                   ----------

          Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

                                        Very truly yours,

                                        Illegible

                                   SCHEDULE I

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Citigroup Global Markets Inc.
390 Greenwich Street, 38th Floor
New York, New York 10013

Long Beach Acceptance Corp.
One Mack Centre Drive
Paramus, New Jersey 07652

Long Beach Acceptance Receivables Corp.
One Mack Centre Drive
Paramus, New Jersey 07652

Long Beach Acceptance Receivables Corp.
Warehouse I
One Mack Centre Drive
Paramus, New Jersey 07652

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Financial Security Assurance Inc.
31 West 52nd Street
New York, New York 10019

Structured Principal Strategies Holdings, LLC
55 Par-La-Ville Road
Hamilton, Bermuda HM11

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

JPMorgan Chase Bank, National Association
Four New York Plaza, 6th Floor
New York, New York 10004-2413

Dominion Bond Service, Inc.
One Exchange Plaza
55 Broadway, 15th Floor
New York, New York 10006